Grata
November 11, 2005

                         FIRST AMENDMENT

                             TO THE

                INDEPENDENT CONSULTANT AGREEMENT

     THIS FIRST AMENDMENT TO THE INDEPENDENT CONSULTANT AGREEMENT (this "First Amendment") is made as this 11th of November, 2005 by and between Diasense, Inc. (the Company") a Pennsylvania corporation, located at 2275 Swallowhill Road, Building 2500, Pittsburgh, PA 15220 and Jeremy Grata, an individual residing at 85 Linda Lane, Indiana, PA 15701 (the "Consultant").

     WHEREAS, Diasense and the Consultant are parties to that certain Independent Consultant Agreement (the "Agreement") dated
May 19, 2005; and

     WHEREAS, Diasense and the Consultant desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Warrants. Section 3.3 of the Agreement is hereby amended in its entirety as follows:

      3.3.  Warrants.  Upon  execution  of  this  Agreement,  the
Consultant is contemporaneously being issued an amended and restated stock purchase warrant to purchase up to 4,000,000 shares of the Company's restricted common stock at an exercise price of $0.01 per share (the "Amended Warrant"), exercisable for a period of five (5) years and otherwise in accordance with the terms of the Amended Warrant.

2. Term and Termination. Section 4.1 of the Agreement is hereby amended in its entirety as follows:

      4.1 Term of Agreement. The term of this Agreement shall commence on May 19, 2005 and shall continue until May 19, 2009, at which time it may, upon written agreement of the parties, continue on a month to month basis thereafter, unless terminated pursuant to paragraph 4.2.

3. Full Force and Effect. Except as expressly amended hereby, the terms of the Agreement shall remain in full force and effect.



     IN WITNESS WHEREOF, the Company and the Consultant have executed and delivered this First Amendment each intending it to constitute an instrument under seal, on the date first above written.

                                 Diasense, Inc.

Date: November 11, 2005          By: \s\ Keith R. Keeling

                                 Name: Keith R. Keeling

                                 Title: CEO



Date: November 11, 2005          By:  \s\ Jeremy Grata

                                 Name: Jeremy Grata